Exhibit 4.5
SUPPLEMENTAL INDENTURE
TO THE INDENTURE
NEENAH FOUNDRY COMPANY,
THE GUARANTORS SIGNATORY HERETO
AND
THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

SUPPLEMENTAL INDENTURE
Dated as of December 29, 2006
to
Indenture
Dated as of October 8, 2003
11% Senior Secured Notes due 2010

     THIS SUPPLEMENTAL INDENTURE, dated as of December 29, 2006 (this “Supplemental Indenture”), is by and among Neenah Foundry Company, a Wisconsin corporation (the “Issuer”), the Guarantors and The Bank of New York Trust Company, N.A. (as successor to The Bank of New York), as trustee (the “Trustee”).
     WHEREAS, the Issuer and the Trustee have entered into that certain Indenture dated as of October 8, 2003, as amended (the “Indenture”), providing for the issuance of 11% Senior Secured Notes due 2010 (the “Notes”);
     WHEREAS, the Issuer issued originally $133,130,000 aggregate principal amount of the Notes;
     WHEREAS, Section 9.2 of the Indenture provides that the Indenture may be amended with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) (subject to certain exceptions);
     WHEREAS, on May 23, 2006, the Issuer and the Trustee entered into a Supplemental Indenture to provide that the obligation to repurchase Notes in the event of a Change of Control may be satisfied not only by a purchase by the Issuer but also by a purchase by a designee of the Issuer;
     WHEREAS, the Issuer desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.2 of the Indenture;
     WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by the Board of Directors of the Issuer and of each Guarantor; and
     WHEREAS, (1) the Issuer has received the consent of the Holders of a majority in principal amount of the outstanding Notes and has satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuer and the Trustee to enter into this Supplemental Indenture, all as certified by an Officers’ Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture as contemplated by Section 9.6 and Section 12.4 of the Indenture, and (2) the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.6 of the Indenture;
     NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Deletion or Amendment of Definitions and Related References. (a) Section 1.1 of the Indenture is hereby amended to delete in its entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Article II of this Supplemental Indenture.
     (b) The following definitions shall replace the definitions of such terms set forth in the Indenture:
     “Lien Subordination Agreement” means (x) that certain Lien Subordination Agreement, dated as of October 8, 2003, by and among the Company, the Restricted Subsidiaries, the Trustee (on behalf of the Noteholders) and the Agent under the Credit Agreement, as amended (including any amendments and restatements thereof), supplemented or otherwise modified from time to time and (y) any instrument or agreement (including a modification of the Lien Subordination Agreement referred to above) necessary or advisable to effect the subordination of the Note Lien to the Liens securing Future Priority Debt.

     “Priority Lien Documents” means (x) the Credit Agreement, (y) each other document evidencing Indebtedness that may be incurred from time to time that is secured by Liens on the Collateral, unless the document governing such Indebtedness explicitly provides that the Liens thereon are not meant to rank senior to the Liens securing the Notes pursuant to the Collateral Documents (“Future Priority Debt”) and (z) the Priority Lien Security Documents and, in connection with or pursuant to any of the foregoing, all other agreements, certificates or documents executed by the Company or any Restricted Subsidiary and delivered to the trustee, agent or representative acting for the lenders party to the Credit Agreement or such other Future Priority Debt each, as may be amended, supplemented or otherwise modified from time to time.
     “Priority Lien Obligations” means the Indebtedness evidenced by the Credit Agreement and any Future Priority Debt and all other Obligations of the Company or any Restricted Subsidiary thereunder or under the Priority Lien Documents in respect of the Credit Agreement or Future Priority Debt.
     “Priority Lien Security Documents” means one or more security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust or other grants or transfers for security executed and delivered by the Company or any Restricted Subsidiary creating a Lien upon property owned or to be acquired by the Company or such Restricted Subsidiary in favor of any lenders party to the Credit Agreement, or any trustee, agent or representative acting for any such holders, as security for any Priority Lien Obligations each, as may be amended, supplemented or otherwise modified from time to time.
     “Priority Liens” means the first priority Liens granted with respect to the Collateral by the Company and the Restricted Subsidiaries pursuant to or in connection with the Credit Agreement or any documentation regarding Future Priority Debt securing the Priority Lien Obligations of the Company and the Restricted Subsidiaries under such Credit Agreement and other Priority Lien Documents.
ARTICLE II
AMENDMENTS TO INDENTURE
     Section 2.1 Amendments to the Indenture. (a) The Indenture is hereby amended by deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety:
          Section 4.7 (SEC Reports);
          Section 4.8 (Limitation on Status as Investment Company);
          Section 4.9 (Waiver of Stay, Extension or Usury Laws);
          Section 4.10 (144A Information Requirement);
          Section 4.11 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock);
          Section 4.12 (Limitation on Restricted Payments);
          Section 4.13 (Limitation on Liens);
          Section 4.14 (Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries);
          Section 4.15 (Limitation on Transactions with Affiliates);
          Section 4.16 (Limitation on Line of Business);
          Section 4.17 (Sale and Leaseback Transactions);

          Section 4.18 (Future Guarantors);
          Section 4.20 (Asset Sales);
          Section 4.21 (Change of Control);
          Section 5.1 (Limitation on Merger, Consolidation or Sale of Assets);
          Sections 6.1(c), 6.1(d), 6.1(e), 6.1(f), 6.1(g), 6.1(h), 6.1(i) and 6.1(j); and
          Section 11.1(c) (Collateral and Collateral Documents).
     (b) The first paragraph of Section 9.2 of the Indenture is hereby amended and restated in its entirety to read as follows (with additions underlined):
     “Except as otherwise provided herein, the Company and the Trustee may amend or supplement this Indenture, the Collateral Documents, the Lien Subordination Agreement, the Notes or the Subsidiary Guarantees with the written consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes).”
ARTICLE III
MISCELLANEOUS PROVISIONS
     Section 3.1 Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby. Subject to Section 12.1 of the Indenture, in the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.
     Section 3.2 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 3.3 Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.
     Section 3.4 Effect of Headings. The Article and Section headings used herein are for convenience only and shall not affect the construction of this Supplemental Indenture.
     Section 3.5 Trustee Makes No Representations. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.
     Section 3.6 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.
     Section 3.7 Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

     Section 3.8 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement.
     Section 3.9 Successors. All agreements of the Issuer, the Guarantors and the Trustee in this Supplemental Indenture and the Notes shall bind their respective successors.
     Section 3.10 Effectiveness. The provisions of Articles I and II of this Supplemental Indenture shall be effective at the time the Issuer accepts for purchase a majority in principal amount of the outstanding Notes issued under the Indenture.
     Section 3.11 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective may be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:
     “Effective as of December 29, 2006, the restrictive covenants of the Indenture and certain of the Events of Default have been eliminated, and certain definitions and other provisions have been amended, as provided in the Supplemental Indenture, dated as of December 29, 2006. Reference is hereby made to said Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

NEENAH FOUNDRY COMPANY

By:	/s/ Gary W. LaChey

Name: Gary W. LaChey
Title: Corporate Vice President — Finance
and Chief Financial Officer

THE BANK OF NEW YORK TRUST
COMPANY, N.A., AS TRUSTEE

By:	/s/ Roxane Ellwanger

Name: Roxane Ellwanger
Title: Assistant Vice President

ADVANCED CAST PRODUCTS, INC.
DALTON CORPORATION
DALTON CORPORATION, WARSAW
MANUFACTURING FACILITY
DALTON CORPORATION, STRYKER
MACHINING FACILITY CO.
DALTON CORPORATION, ASHLAND
MANUFACTURING FACILITY
DALTON CORPORATION, KENDALLVILLE
MANUFACTURING FACILITY
DEETER FOUNDRY, INC.
GREGG INDUSTRIES, INC.
MERCER FORGE CORPORATION
A&M SPECIALTIES, INC.
NEENAH TRANSPORT, INC.
CAST ALLOYS, INC.
BELCHER CORPORATION
PEERLESS CORPORATION
As Subsidiary Guarantors

By:	/s/ Gary W. LaChey

Name: Gary W. LaChey
Title: Corporate Vice President — Finance
and Chief Financial Officer